Exhibit 99.2


FOR FURTHER INFORMATION CONTACT:
Mr. John W. Hesse, Executive Vice President and Chief Financial Officer (972) 916-6102
or Montgomery W. Cornell, Treasurer (972) 916-6044
Protection One, Inc.
www.protectionone.com

FOR IMMEDIATE RELEASE

                           PROTECTION ONE, INC. ANNOUNCES COMMON STOCK OFFERING

         Culver City, California,  May 14, 1998 -- Protection One, Inc. (NASDAQ:
ALRM) announced that it has filed a prospectus supplement relating to a public offering by the Company of approximately 5.3 million shares of its common stock. The common stock will be offered to the public through an underwriting syndicate led by Morgan Stanley Dean Witter; Bear, Stearns & Co. Inc.; Lehman Brothers; Bancamerica Robertson Stephens and Wheat First Union.

         Anticipated proceeds to Protection One from the public offering are expected to be used to redeem a portion of the outstanding 13 5/8% Senior Subordinated Discount Notes due 2005 of Protection One Alarm Monitoring, Inc., a wholly owned subsidiary of Protection One.

         A prospectus supplement relating to the public offering may be obtained from Morgan Stanley Dean Witter, 1585 Broadway, New York, New York 10036.

         Protection One is concurrently offering in a private placement approximately 23.2 million shares of common stock to Westar Capital, Inc., its major stockholder and a wholly owned subsidiary of Western Resources, Inc. Anticipated proceeds to Protection One from the private placement to Westar
Capital are expected to be used to repay indebtedness outstanding under the Company's senior credit facility.

                  Protection One, one of the largest security alarm companies in the United States, provides monitoring and related security services to approximately 1.2 million residential and commercial subscribers across the nation.
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